Exhibit 99.1

TN-K Energy Group Inc. Announces Symbol Change

Crossville, TN -- (GlobeNewswire)—October 28, 2009—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that the company’s name change from Digital Lifestyles, Inc. to TN-K Energy Group Inc. will now be reflected on the Pink Sheets at market open on October 29, 2009.  As of that date, our common stock will be quoted under the symbol “TNKY.”  In addition to the symbol change, as previously reported, our CUSIP number changed to 88874W107 as a result of the name change which was effective at close of business on October 19, 2009.

In connection with the name change, there was no mandatory exchange of stock certificates.  Following the name change, the share certificates which reflect our prior name continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, American Stock Transfer & Trust Company.

“We are pleased to have completed all actions relative to our name change.  Our new company name more accurately reflects our operations in the energy industry,” said Ken Page, the company’s President.  “It is also reflective of the geographic focus for the company within Tennessee and Kentucky.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company that has recently begun operations in the energy sector through the leasing of acreage in Tennessee and Kentucky.  It is our intent to expand our operations to include the sale of oil and natural gas and the leasing of additional properties for oil, natural gas and coal production.  Presently, our assets include the leases for approximately 43 acres in Kentucky and Tennessee.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599